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Exhibit 3.2


          CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE
                                OF INCORPORATION

                                       OF

                                  THE GAP, INC.

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is The Gap, Inc.

     2. The certificate of incorporation of the corporation is hereby amended by striking out Section 1 of Article FIFTH thereof and by substituting in lieu of said Section 1 the following new Section 1:

     "FIFTH: Section 1. Classes and Number of Shares.
                        ----------------------------

          The total number of shares of all classes of stock which this corporation shall have authority to issue is 2,390,000,000 shares. The classes and the aggregate number of shares of stock of each class which this corporation shall have authority to issue are as follows:

     (i) 2,300,000,000 shares of Common Stock, $0.05 par value per share (hereinafter the "Common Stock");

     (ii) 60,000,000 shares of Class B Common Stock, $0.05 par value per share (hereinafter the "Class B Stock"); and

     (iii) 30,000,000 shares of Preferred Stock, $0.05 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock")."

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on May 4, 1999.


                                            /s/ Anne B. Gust
                                            Anne B. Gust
                                            Executive Vice President
                                            and Secretary